Exhibit 1
                                                       AGENDA DATE: 3/24/97

                                 STATE OF NEW JERSEY
                              Board of Public Utilities
                                  Two Gateway Center
                                  Newark, .NJ 07102


        I/M/O THE PETITIONS OF JERSEY CENTRAL   )
        POWER & LIGHT CO. FOR APPROVAL OF AN    )        SUMMARY ORDER
        INCREASE IN ITS LEVELIZED ENERGY ADJ.   )    ______________________
        CHARGE, DEMAND SIDE FACTOR, IMPL. OF A ) OAL Dkt. Nos. PUCRA12423-95N, REMED. ADJ. CLAUSE (RAC), OTHER TARIFF ) PUCOTO9673-94N, PUC 9739-96
        CHANGES, RECOVERY OF CROWN/VISTA AND    )   BPU Dkt. Nos. ER95120633,
        FREEHOLD BUYOUT COSTS, CHANGES IN DEPR. )   ER95120634, EM95110532,
        RATES, SETTLEMENT OF PHASE 1 OF THE     )   EX93060255, EO95030098
        BOARD'S GENERIC PROCEEDING ON THE       )
        RECOVERY OF NUG CAPACITY PAYMENTS       )


                                     (Service List Attached)


               This  Order  memorializes action  taken  by the  Board  at a special agenda meeting held on March 24, 1997 by a vote of two commissioners. By Order in Docket No. EX93060255 dated September 16, 1994, the Board initiated generic proceeding to consider potential overrecoveries of capacity costs attributed to the inclusion of the capacity component of power purchases from non-utility generators ("NUGs") in the Levelized Energy Adjustment Clauses ("LEACs") of the electric utilities regulated by the Board. The initial fact-finding phase (Phase 1) of the generic proceeding was transmitted to the Office of Administrative Law ("OAL") on October 4, 1994, and following discovery and evidentiary hearings, was concluded for Public Service Electric & Gas Company ("PSE&G"), Atlantic City Electric Company ("Atlantic") and Rockland Electric Company by separate Stipulations approved by the Board by Order dated December 19, 1996. However, Phase 1 remains open for Jersey Central Power & Light Company ("Jersey Central," "JCP&L" or "Company," now doing business as GPU Energy), pending Board action on the instant Stipulation of Final Settlement.

               On March 3, 1995, JCP&L filed a petition in Docket No. EO95030098 for changes in depreciation rates applicable to certain categories of utility plant. Specifically, the petition
          sought   a   decrease   in  annual   depreciation   accruals  for
          transmission and distribution plant of $8.6 million, a decrease in accruals for general plant of $0.2 million, and an increase in nuclear plant accruals of $10.2 million to reflect actual and projected capital additions made or to be made after the conclusion of the Company`s last base rate case. The net effect of the changes would increase the Company's overall depreciation expense by $1.4 million. However, rate recovery of this increased annual depreciation expense was not requested in the petition.

               On November 9, 1995, JCP&L filed a petition in Docket No. EM95110532 seeking approval of the proposed ratemaking treatment of the buyout of its power purchase agreements ("PPAs") with Crown Energy, L.P. and Vista Energy, L.P., the developers of a 362 Mw coalfired independent power producer ("IPP") HUG project planned for construction in West Deptford Township in Gloucester County, of which Jersey Central had contracted to purchase 200 Mw. The PPAs, each for lOOMw, were bought out for $17 million.

               On December 8, 1995, JCP&L filed petitions in Docket Nos. ER95120633 and ER95120634 seeking approval of 1) a $37.6 million, 1.9% revenue increase for recovery of costs recoverable by its LEAC and Demand Side Factor ("DSF"); 2) implementation of a Remediation Adjustment Clause ("RAC") for the recovery of the Company's share of the cost of remediating its former manufactured gas plant sites; and 3) the elimination of $3.2 million of late payment and connection/disconnection costs from base rates and the prospective application of such charges to the specific customeers for whom such costs are incurred.

               By letter dated April 3, 1996 the Company amended its LEAC petition to seek recovery of the $125 million cost, plus third party termination costs, of buying out the PPA with Freehold Cogeneration Associates, L.P. ("Freeholder or "FCA") for the purchase of l00 Mw of the capacity of a cogeneration facility planned for construction on the Nestle Beverage Company ("Nestle's") plant site for the manufacture of freeze-dried coffee in Freehold in Monmouth County. The Company re-noticed the amended filing, requesting a total revised increase of $45.2 million (2.3%) annually, including $7.3 million for the recovery of Crown/Vista and $5.0 million for the recovery of Freehold buyout costs, $6.2 million for a nuclear performance standard ("NPS") reward, $19.8 million for increased DSM costs filed under its DSM*2 Plan, and initial RAC recovery of $0.1 million.

               By order dated June 5, 1996, the Board approved a provisional LEAC settlement executed by JCP&L, Board Staff and the the Division of the Ratepayer Advocate ("Advocate" or "RPA") on May 31, 1996 and approved by Administrative Law Judge ("ALJ") William Gural on June 3, 1996. The provisional LEAC settlement provided for an annual revenue increase of $27.9M (1.4%), reflecting uncontested cost increases of $16.9M for energy costs and the NPS reward, and $11.OM for DSM costs. There was no provision for recovery of either Crown/Vista or Freehold buyout costs.

               On June 27, 1996, a Stipulation of Final Settlement ("Global Settlement") was executed by JCP&L, Staff and the Ratepayer Advocate and filed with the OAL (Attachment A). The Settlement addressed and proposed to resolve the pending matters described above, and an Initial Decision approving the Settlement was issued by ALJ Gural on July 1, 1996. On December 31, 1996, the same parties executed an Addendum (Attachment B) to reflect the effect of the unanticipated delay in implementing the rate
          compression  and   similar  provisions  of  the   June  27,  1996
          Settlement. The Global Settlement as amended would make the provisonal LEAC increase granted on June 5, 1996 final, and among its other provisions are the following:

               o a disallowance of $3.0 million of Crown/Vista buyout costs and recovery of the $14 million balance through the LEAC over 2 years without carrying costs, resulting in an additional LEAC increase above the provisional level of $7.0 million. By terminating the Crown/Vista PPAs, the Company estimates ratepayers will save approximately $700 million in nominal dollars' or about $250 million on a net present value (NPV) basis, over the 20-year terms of the PPAs;

               o recovery of Freehold buyout costs, including third party termination payments to Nestle Beverage Co. and New Jersey Natural Gas Co. when known, of up to $130 million, and 50% of buyout costs in excess of $130 million up to a maximum of $135 million, through the LEAC over 7 years without carrying costs. Initial LEAC recovery will be $5.0 million, achieved by reallocating revenue for the recovery of other energy costs. The Company estimates that terminating the Freehold PPA will save ratepayers over $1 billion in nominal dollars, or approximatley $300 million on an NPV basis, net of contract termination costs, over its 20-year term;

               o base rate reductions aggregating $12.0 million to settle the Phase 1 double recovery" of NUG capacity costs issue before the OAL ($5.0 million), to recognize cost reductions potentially achievable over the term of the settlement ($4.2 million), partial implementation of the proposed base tariff changes for residential customers ($1.4 million), and an additional reduction of $1.4 million to adjust for the delay in implementing these reductions;

               o    Company   agreement  to  not   seek  increases  in  its
                    LEAC/DSF/RAC and base rates during the term of the Settlement except under limited circumstances (a combined balance of deferred LEAC/DSF/RAC costs, exclusive of unamortized buyout costs, in excess of $40.0 million, a financial emergency or downgrading of the Company's bonds to less than investment grade, or a major change in the regulatory environment, such as the allowance of retail wheeling);

               o "excess" equity return, if any, is to be used to reduce rates and accelerate the recovery of stranded costs (regulatory assets) currently included in rates. If after deducting DSM and and nuclear performance incentives the Company's rate of return on common equity as booked exceeds its last allowed return of 12.2%, but is less than 12.7%, 25% of the excess is to be used to reduce customer base rates and 75% to write down stranded costs. If equity return exceeds 12.7%, 50% of the excess is to be used to reduce rates and 50% to write down stranded costs;

               o nuclear depreciation is to be increased by $16.8 million annually and offset by a decrease in T&D depreciation of $11.5 million, with no current rate recovery of the $5.3 million difference;

               o effective January 1, 1998, previously-deferred post-employment benefits other than pensions (PBOPS) are to be amortized over 15 years, and together with the ongoing annual accrual and amortization of the transition obligation, are to be deemed recovered by current rates. The resultant increase in booked expense of approximately $13 million per year in the years 1998 and 1999 is to be absorbed by the Company without any rate adjustment;

               o based on site-specific estimates, the Company's provision for nuclear decommissioning costs is to be increased by approximately $11 million per year effective January 1, 1998, with the increase absorbed by the company without any rate adjustment;

               o when implemented, the stranded cost recovery mechanism developed in Phase 2 of New Jersey's Energy Master Plan is to be adopted by the Company in lieu of the stranded cost treatment provided for in the Settlement;

               o the Company agrees to increase its funding of the Project Helping Hand program to $150,000 annually, and to explore with other appropriate organizations the implementation of a comprehensive, state-wide low income energy assistance fund program;

               o the Settlement does not limit the Board's authority to assure just and reasonable rates under Title 48.

               The net effect of the Global Settlement as amended on rates is a reduction of approximately $5.0 million (a $7.0 million LEAC increase offset by an aggregate base rate reduction of $12.0 million), or 0.3%, and if approved, would would reduce the average monthly bill of the typical residential customer using 500 kwh per month from $61.67 to $61.33, or by $0.34 per month, representing decrease of approximately 0.5%.

               On July 8, 1996, additional public notice and opportunity for comment was given on those aspects of the Global Settlement not previously noticed for the public hearings held in February and May 1996. In July and August of 1996, comments were submitted to the Board by intervenors Nestle and New Jersey Natural Gas Company ("NJNG"), as well as Nabisco, Inc., a large commercial customer of the Company's, and the Coalition for Fair Competition ("CFC"). On September 5, 1996, the Board voted to remand the proceeding to the OAL for the sole purpose of conducting a limited, expedited evidentiary hearing On Freehold buyout issues raised by Nestle. A hearing was held at the OAL On October 30, 1996, and a second Initial Decision, i.e., on remand, was issued by ALJ Gural on December 10, 1996.

               In  his Initial  Decision on  Remand, among  other findings,
          Judge Gural found that the sworn testimony of JCP&L's witnesses supports approval of the Global Settlement, including recovery of the costs attendant to the buyout agreement, as provided for in the Settlement. In so finding, however, Judge Gural notes the potential impact of statements made by Freehold in separate civil litigation, introduced in the record in this matter, which appear to raise questions as to whether the project meets the Board's viability criteria established for rate recovery of buyout costs, as set forth in the Board's Order I/M/O/ the Joint Petition of Public Service Electric & Gas Company and Towner Electric I, L.P. for Approval of Second Amendment to Power Purchase and Interconnection Agreement (the Board's "Towner" Order issued in Docket No. EM91040844 on April 12, 1993). In brief, in addition to the expectation of significant energy cost savings from terminating the PPA, this Order requires a showing with regard to the viability of the NUG project in the absence of a buyout. Accordingly, while recommending approval of the Global Settlement, the ALJ notes that Staff or the Ratepayer Advocate may bring a motion for revocation or modification of the Initial Decision if further information comes to light (if Freehold's assertions are upheld) at the conclusion of that civil litigation.

               Exceptions to the Initial Decision were submitted on January 7 and 8, 1997 by the Company, Staff, the Advocate, Nestle NJNG and Nabisco. Replies to exceptions were submitted later in January by JCP&L, Nestle and Nabisco. The Board and the OAL granted two 45 day extensions in the effective date of the Initial Decision, to May 1, 1997.

               Further, on March 20, 1997, Nestle filed a motion with the Board requesting that the record in this matter be reopened to introduce a March 7, 1997 ruling by the Honorable E, Benn Micheletti, the judge hearing Nestle's complaint filed against Freehold and Jersey Central in the Law Division of the Superior Court of New Jersey, Monmouth county on October 7, 1996. Judge Micheletti's ruling addresses an alleged conflict of interest on the part of counsel jointly representing both Jersey Central and Freehold in that proceeding, in view of the respective positions on the viability of the Freehold project taken by JCP&L in the instant proceeding and by Freehold in the Monmouth County litigation (previously, now-stayed litigation in the Circuit Court for Baltimore County, Maryland).

               After carefully considering all of the information before us in this matter, subject to the modifications set forth below, we ACCEPT the Initial Decision on Remand and HEREBY APPROVE the amended Stipulation of Final Settlement as modified hereinbelow. Approval and implementation of the Settlement will result in a net decrease in rates of approximately $5 million and other benefits, as noted above.

               While the testimony offered by Jersey Central's witnesses in this matter supports the decision by JCP&L to buyout the Freehold PPA, and indicates that there will be substantial benefits therefrom, statements made in the Monmouth County litigation (as well as statements made by Freehold in litigation with Heller

          Financial, Inc. in Illinois) appear to contradict the testimony in this proceeding. Accordingly, the Board believes further proceedings are necessary to resolve these potentially conflicting statements before giving its final approval on the rate recovery of Freehold buyout costs. We therefore HEREBY MODIFY the Initial Decision on Remand solely and specifically as it pertains to the recovery of costs related to the Freehold buyout agreement, and HEREBY FIND that the terms of the Stipulation of Final Settlement addressing the treatment of Freehold buyout costs, specifically paragraphs 13 (a) and (b) on pages 16 through 18, are approved on an interim basis only at this time, subject to refund with interest, pending further review.

               The Board will conduct a further review of the circumstances and conflicting position" taken by Jersey Central and Freehold with respect to the viability of the Freehold project on or about the time the buyout agreement was executed, for the purpose of making a final determination as to whether the Freehold buyout meets the Board's Towner criteria. Such a review may require and include the calling of representatives of Freehold and/or other relevant witnesses, by subpoena if necessary.

               We hereby authorize the advising Deputy Attorney General in this matter to develop, on an expedited basis, the specific procedures and timing for this review for our further approval.

               We address one additional issue herein pertaining to JCP&L's request in its April 3, 1996 filing for rate recovery of Freehold buyout costs. Section 3 (a) ("Purchase Priced") of the buyout agreement between Jersey Central and Freehold executed on April 2, 1996, provides as follows:

                       As  consideration for  the purchase  of the
                   Power Purchase Agreement, JCP&L shall pay to Freehold an aggregate of $125,000,000 (the "Purchase Price"). Payment of Purchase Price shall be made as follows:

                       (i)   $65,000,000 on the Effective
                             Date  [April  2, 1996];

                       and, subject to receipt of any required order of the NJBPU as described below,

                       (ii)  $15,000,000, payable on or
                             before March  28, 1997; and

                       (iii) $15,000,000, payable on  or
                             before March 27, 1998; and

                       (iv)  $30,000,000, payable on  or
                             before March 26, 1999.

                       Promptly  following   the  Effective  Date,
                   JCP&L shall file a petition with the NJBPU seeking an order authorizing deferred payment of the Purchase Price as provided above. In the event the NJBPU fails to issue such an order on or before March 25, 1997, then the entire remaining balance of the Purchase Price shall become due and payable on March 26, 1997.

               Accordingly, while asserting that it did not believe the obligation to make the deferred payments, as provided above, should be considered evidence of indebtedness within the meaning of N.J.S.A. 48:3-9, the Company, in paragraph 15 on page 8 of its April 3, 1996 petition, requested such authorization, as follows: follows:

                   JCP&L does not believe that the three-year payout by JCP&L of the balance of the Buyout Costs, as contemplated by the [buyout]
                   Agreement, should properly be considered "evidence of indebtedness payable more than 12 months after the date or dates thereof" within the meaning of N.J.S.A. 48:3-9. JCP&L will not be issuing "any bonds, notes or other evidence of indebtedness" evidencing its contractual obligation to Freehold, nor is JCP&L paying Freehold any interest with respect to these amounts. Moreover, in accordance with the FERC's Uniform System of Accounts, JCP&L will be recording these unpaid amounts on its balance sheet as "Other Deferred Credits" under A/C 253, and not as Long Term Debt under A/C 224. Nevertheless, since the matter may not be wholly free from doubt, JCP&L hereby requests the Board's specific authorization and approval, pursuant to N.J.S.A 48:3-9, to make the payments to Freehold over the three-year period contemplated by the Agreement.

               N.J.S.A. 48:3-9 provides, in pertinent part, as follows:

                   No public utility shall, unless it shall  have have
               first obtained authority from the board so to do:

                   (a) Issue any stocks, or any bonds, notes  or other
               evidence of indebtedness payable more than 12 months after the date or dates thereof, or extend or renew any bond, note or any other evidence of indebtedness so that any extension or renewal thereof shall be payable later than 12 months after the date of the original instrument, or

                   (b) Permit any  demand note to  remain unpaid for a
               period of more than 12 months after the date thereof.

                    The Board shall  approve any such proposed  issue,
               with or without hearing at its discretion, when satisfied that such issue is to be made in accordance with law and the purpose thereof is approved by the Board.

               Based on its review of the Company's petition and the relevant statute, and for the reasons advanced by the Company, the Board HEREBY FINDS that the subject transactions do not fall within the ambit of N.J.S.A 48:3-9. In making this determination, the Board also notes that it has no objection to and will authorize the Company to make the installment payments, as indicated above, in lieu of paying the full remaining balance of the PPA purchase price on March 26, 1997. However, we emphasize that nothing in this Order shall constitute Board approval of the buyout agreement or Jersey Central's prudence in entering into this agreement, or the ratemaking treatment to be accorded the buyout payments, which, as indicated above, will be subject to further review and addressed in a subsequent Order of the Board.

               By letter dated January 10, 1997, Jersey Central moved to strike Nabisco's exceptions to Judge Gural's Initial Decision on Remand on the basis that the filing of exceptions by Nabisco was not authorized by the ALJ's Order granting Nabisco participant status. By letter dated January 14, 1997, in response to Jersey Central's motion to strike, Nabisco petitioned the Board for full intervenor status, or, in the alternative, to allow its exceptions to stand. Jersey Centralis motion is HEREBY DENIED, allowing Nabisco's exceptions to stand.

               By letter dated March 20, 1997, Nestle moved to enter Judge Micheletti's March 7, 1997 decision in the Monmouth County litigation in the evidentiary record of this proceeding. Such submission, while objected to with respect to the inferences drawn by Nestle, was not opposed by Jersey Central in its response dated March 21, 1997. We HEREBY APPROVE Nestle's motion that the subject decision be entered into the record of this proceeding.

               Finally we recognize that our decision in this matter, specifically with regard to the interim recovery of the Freehold buyout costs, represents modification to certain terms of the Stipulation of Final Settlement. Accordingly, we will provide the parties to the Stipulation fifteen business days from the date of this Order to indicate, in writing, whether they accept these modified terms or whether, pursuant to their rights as preserved in the Stipulation, they opt to withdraw from the Stipulation of Final Settlement.
          DATED:  March 24, 1997                BOARD OF PUBLIC UTILITIES
                                                BY:


                                                HERBERT H. TATE
                                                PRESIDENT


                                                CARMEN J. ARMENTI
                                                COMMISSIONER

          ATTEST:
               _______________________
               JAMES A. NAPPI, ESQ.
               SECRETARY